Exhibit 5.10

Private & Confidential

To:	Valaris Limited
Clarendon House
2 Church Street
Hamilton
Bermuda, HM 11

10 June 2022

Dear Sirs,

Re: Valaris Limited – Post-Effective Amendment No. 1 to Form S-3 Registration Statement

We have been instructed by ENSCO International Incorporated, acting as our clients, to issue this opinion to you and for your benefit in connection with a Post-Effective Amendment No. 1 (the “Post-Effective Amendment No. 1”) to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission in connection with the issuance of Common Shares and Senior Secured First Lien Notes due 2028 by Valaris Limited (an exempted company incorporated under the laws of Bermuda with company registration number 56245, and hereinafter referred to as “Valaris”).

This opinion should be read in the context of, and is expressly subject to, all the terms and conditions of our firm’s letter of engagement dated 22nd June 2020. Only on such basis, may you rely on this opinion subject also to agreement by yourself to the full text of the opinion, including without limitation all assumptions, qualifications and limitations identified herein.

1.	Definitions

1.1.	Capitalised terms used but not otherwise defined herein have the meanings set forth in the Transaction Documents (as this expression is defined below);

1.2.	In this opinion:

“Civil Code” means the Civil Code (Chapter 16 of the Laws of Malta);

“Companies Act” means the Companies Act (Chapter 386 of the Laws of Malta);

“governmental authority” means and includes (whether having a distinct legal personality or not) any Maltese national or local government authority, department, board, commission, council, committee, or other agency, entity or instrumentality;

“law” means any law, statute, regulation, rule, instrument or other subordinate or secondary legislation or other legislative or quasi-legislative rule or measure or any order or decree of any governmental, judicial or public body or authority;

“Malta” means the Republic of Malta and “Maltese” shall be construed accordingly;

“Maltese Companies” means each of the following companies:

-	RDC Malta Limited, a limited liability company registered under the laws of Malta with company registration number C 61119 and having its registered office address at Level 2, West Mercury Tower, The Exchange Financial & Business Centre, Elia Zammit Street, St Julians STJ 3155, Malta;

-	RDC Offshore Malta Limited, a limited liability company registered under the laws of Malta with company registration number C 65624 and having its registered office address at Level 2, West Mercury Tower, The Exchange Financial & Business Centre, Elia Zammit Street, St Julians STJ 3155, Malta;

-	Manatee Limited, a limited liability company registered under the laws of Malta with company registration number C 61102 and having its registered office address at Level 2, West Mercury Tower, The Exchange Financial & Business Centre, Elia Zammit Street, St Julians STJ 3155, Malta; and

-	Manta Ray Limited, a limited liability company registered under the laws of Malta with company registration number C 61104 and having its registered office address at Level 2, West Mercury Tower, The Exchange Financial & Business Centre, Elia Zammit Street, St Julians STJ 3155, Malta.

“person” means any individual, firm, partnership, company, corporation, association (incorporated or not) and any governmental, judicial or public body or authority;

“Transaction Documents” means and includes without limitation the documents listed in Paragraphs 2.1 to 2.12 below or any one or more of them; and

p. 2

“WSFS” means Wilmington Savings Fund Society, FSB of 500 Delaware Avenue, 11th Fl, Wilmington, Delaware, 19801, United States of America.

2.	Documents

For the purposes of this opinion, we have examined certified, fax or scanned copies of the following documents:

2.1.	an indenture dated as of 30 April 2021 among Valaris, the Guarantors therein mentioned, and WSFS as Trustee and First Lien Collateral Agent (hereinafter referred to as the “Indenture”);

2.2.	a collateral agency agreement dated as of 30 April 2021 among Valaris as the company and grantor, other grantors from time to time a party thereto, WSFS as Parity Lien Representative of the holders of the Initial First Lien Notes, other Parity Lien Representatives from time to time party thereto, and WSFS as First Lien Collateral Agent and as Security Trustee (hereinafter referred to as the “Collateral Agency Agreement”);

2.3.	a security agreement dated as of 30 April 2021 among Valaris as a grantor, other grantors from time to time party thereto, and WSFS as First Lien Collateral Agent (the “Notes Security Agreement”);

2.4.	a share pledge agreement dated 30 April 2021 among Rowan International Rig Holdings SARL of Luxembourg and Rowan No. 1 Limited of the United Kingdom as pledgors, WSFS as First Lien Collateral Agent and Security Trustee for the Parity Lien Secured Parties as pledgee, and RDC Malta Limited as the company, whereby the pledgors have pledged their shares in RDC Malta Limited in favour of the pledgee (the “RDC Malta Share Pledge Agreement”);

2.5.	a share pledge agreement dated 30 April 2021 among Rowan Financial Holdings SARL of Luxembourg and Rowan No. 1 Limited of the United Kingdom as pledgors, WSFS as First Lien Collateral Agent and Security Trustee for the Parity Lien Secured Parties as pledgee, and RDC Offshore Malta Limited as the company, whereby the pledgors have pledged their shares in RDC Offshore Malta Limited in favour of the pledgee (the “RDC Offshore Malta Share Pledge Agreement”);

2.6.	a share pledge agreement dated 30 April 2021 among RDC Holdings Luxembourg Sarl of Luxembourg as pledgor, WSFS as First Lien Collateral Agent and Security Trustee for the Parity Lien Secured Parties as pledgee, and Manatee Limited as the company, whereby the pledgor pledged its shares in Manatee Limited in favour of the pledgee (the “Manatee Share Pledge Agreement”);

p. 3

2.7.	a share pledge agreement dated 30 April 2021 among Rowan International Rig Holdings SARL of Luxembourg as pledgor, WSFS as First Lien Collateral Agent and Security Trustee for the Parity Lien Secured Parties as pledgee, and Manta Ray Limited as the company, whereby the pledgor pledged its shares in Manta Ray Limited in favour of the pledgee (the “Manta Ray Share Pledge Agreement”);

2.8.	an equitable mortgage dated 30 April 2021 over the shares held by RDC Malta Limited in Rowan Drilling (Trinidad) Limited in favour of WSFS (the “RDC Malta Cayman Equitable Mortgage”);

2.9.	a mortgage of shares agreement dated 30 April 2021 entered into by RDC Malta Limited as pledgor, whereby it has mortgaged its shares held in Rowan N-Class (Gibraltar) Limited in favour of WSFS (the “Gibraltar Mortgage Agreement”);

2.10.	a share and receivables agreement dated 30 April 2021 entered into by RDC Offshore Malta Limited as pledgor whereby it has pledged its shares held in Rowan Offshore Luxembourg Sarl in favour of WSFS (the “Luxembourg Share Pledge Agreement”);

2.11.	an equitable mortgage dated 30 April 2021 over shares held by Manatee Limited in ROWAN 240C#3, INC., in favour of WSFS (the “Manatee Cayman ROWAN 240C#3, INC Equitable Mortgage”);

2.12.	an equitable mortgage dated 30 April 2021 over the shares held by Manatee Limited in RDC Arabia Drilling Inc, in favour of WSFS (the “Manatee Cayman RDC Arabia Equitable Mortgage”);

2.13.	in respect of each of the Maltese Companies:

(i)	the Memorandum and Articles of Association as these appear in public records held by the Registrar of Companies;

(ii)	joint resolutions of the Board of Directors and of the shareholders.

3.	Searches of Public Records

3.1.	We have, as at 10th June 2022, carried out a search in respect of each of the Maltese Companies at the Malta Business Registry. Documents or notices filed at the Malta Business Registry may not be accessible to the general public forthwith upon their filing and there may be a delay in the filing and publication of the documents or notices related thereto.

p. 4

3.2.	Other than the afore-mentioned search and as mentioned in this opinion, we have not carried out any other due diligence on any of the Maltese Companies and in particular:

(a)	we have not carried out any searches of the records held at the Public Registry Offices;[1]
(b)	we have not effected any searches at the Registry of the Superior Courts of Malta (nor with the registry of any other court or tribunal in Malta) for any pending suits or causes of action against or involving any of the Maltese Companies; the public indexing system for suits or causes of action currently available does not permit the location and identification of suits or causes of action with an acceptable degree of certainty; and
(c)	we have not reviewed the financial statements of any of the Maltese Companies.

4.	Assumptions

In rendering this opinion, we have assumed without further enquiry:

4.1	the authenticity of all documents submitted to us as originals;

4.2	the completeness and conformity to the originals of all documents submitted to us as copies;

4.3	the genuineness of all signatures on all documents;

4.4	the legal capacity of natural persons;

4.5	the corporate power, authority and legal right of all the parties to the Transaction Documents (other than the Maltese Companies) to enter into and perform all their respective obligations thereunder and (other than with respect to the Maltese Companies) the due authorisation by all requisite corporate action and the due execution of such Transaction Documents and the validity and binding effect thereof;

4.6	no relevant power of attorney or board or shareholders’ resolution has been amended or revoked;

4.7	neither the terms of the Transaction Documents nor any other document referred to therein nor any provision of foreign law applicable to or mentioned in the Transaction Documents are found to be contrary to the public policy of Malta;

4.8	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Transaction Documents.

1 Regulated by the Public Registry Act, Chapter 56 of the Revised Edition of the Laws of Malta, 1984. Deeds (such as those relating to purchases and sales of immovable property) requiring registration at law, causes of preference among creditors and other registrations are enrolled amongst others at the Public Registry Offices.

p. 5

5.	Opinion

Based on, subject to and in reliance upon the assumptions set forth above and subject to the qualifications in this letter set forth and contained, and subject to any factual matters not disclosed to us in the course of our examination, and following such investigation as we have deemed necessary, and after having examined such corporate and other documents and records as we have considered relevant or appropriate for the purpose of giving the opinions set out below, and having regard to the applicable law in force in Malta, it is our considered opinion that:

(a)	each of the Maltese Companies is validly existing under the laws of Malta as a limited liability company;

(b)	each of the Maltese Companies had power to execute, deliver and perform its respective obligations under the Transaction Documents to which it is a party and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of the same;

(c)	the Transaction Documents to which any of the Maltese Companies is party have been validly executed by each respective Maltese Company in accordance with Maltese law;

(d)	each of the Maltese Companies has the power and capacity to sue and be sued in its own name; and

(e)	subject to the other provisions of this opinion, the Transaction Documents to which any of the Maltese Companies is a party constitute valid and legally binding obligations of each respective Maltese Company.

6.	Qualifications

This opinion is subject to the qualifications outlined below:

6.1.	the enforceability of the rights and remedies provided for in the Transaction Documents is limited by and subject to:

(i)	insolvency, bankruptcy, moratorium and other similar laws affecting the enforceability of creditors' rights generally;

(ii)	the pleas of set-off and counter-claim; and

(iii)	the plea of prescription;

p. 6

6.2.	no opinion is expressed on the validity and enforceability of any provisions in the Transaction Documents whether under Maltese law or otherwise.

6.3.	insofar as the statutory enactment of new law and the amendment to existing statutory provisions relate to matters of public policy or are mandatorily applicable in a retrospective manner, such law will apply to the Transaction Documents notwithstanding any provision to the contrary, subject to the applicable principles of the law of Malta relating to vested rights generally;

6.4.	under the Maltese Civil Code, the general rule is that mandate is of its nature revocable. This rule applies in relation to any agency agreement, and without prejudice to the generality of the foregoing, even in connection with the appointment of a process agent. Furthermore, mandate is terminated by virtue of a declaration of bankruptcy of either the mandator or the mandatary. The foregoing rules are subject to the following exceptions:

(a)	a mandate may not be revoked where it is made in writing and is expressly stated to be granted by way of security in favour of the mandatary or of any other person, and that it is irrevocable, in which case it may only be revoked with the consent of the person whose interest is secured thereby. In addition, an irrevocable mandate by way of security is not terminated upon a declaration of bankruptcy as stated in the foregoing paragraph. It is not permissible for an irrevocable mandate by way of security to be issued with reference to immovable property or rights therein; and

(b)	a mandate in a contract to implement any close-out netting provision is not revoked by a declaration of bankruptcy or insolvency of any party to such a contract;

6.5.	any reference in this opinion to public policy refers to our understanding of public policy in Malta based on judgments as at the date hereof. We should caution that the Maltese legal system does not adopt the principle of binding precedents and that the position currently obtaining on matters of public policy may be determined differently by Maltese courts in the future.

7.	Reliance

(a)	The undersigned has been duly admitted by warrant granted under the public seal of Malta to practice the profession of advocate in Malta. This opinion is limited to the law of Malta as at the date hereof and is given on the basis of our knowledge of that law as of that date. We do not assume any obligation to advise any person entitled to rely on this opinion of any subsequent change in, or in the interpretation of, the law of Malta. We express no opinion on the law of any jurisdiction other than Malta.

p. 7

(b)	This opinion is strictly limited to the matters stated in it and does not apply by implication or otherwise to any other matters.

(c)	This opinion is addressed to you and only for your benefit; it may not, without our prior written consent, be relied upon by any other person other than yourselves or otherwise disclosed or filed with any person or quoted or referred to in a public document, provided that you are free to disclose this opinion to any tax authorities or intermediaries (as defined in the European Union’s Council Directive 2018/822) on a non-reliance basis and subject to us being promptly notified by yourselves of any such disclosure.

Notwithstanding the above, but always subject to the provisions of Paragraph 7(d) hereunder, we consent to:

(i)	the reference to our firm under the caption “Legal Matters” in the Post-Effective Amendment No. 1 and to the use of this opinion as an exhibit to the Post-Effective Amendment No. 1; and

(ii)	to Conyers Dill & Pearman, and Gibson, Dunn & Crutcher LLP, to rely on this opinion for the purposes of the opinions to be filed by them in connection with the Post-Effective Amendment No. 1.

(d)	Except in cases of fraud, wilful misconduct or gross negligence on our part, the aggregate liability of Ganado Advocates and its partners, lawyers, agents and employees or any of them (together referred to as the “Law-Firm”) for any damages or losses shall be limited to the extent of the Professional Indemnity insurance cover of the law-firm practising under the name of Ganado Advocates. No recourse can be taken against individual partners, lawyers, agents and employees of Ganado Advocates.

For the purposes of this opinion, damages and losses shall mean the aggregate of all losses or damages (including interest thereon, if any) and costs suffered or incurred by you in connection with this opinion (as the same may be amended or varied), including as a result of breach of contract, breach of statutory duty, tort (including negligence), fault or other act or omission by the Law-Firm but excluding any such losses, damages or costs in respect of liabilities which cannot lawfully be limited or excluded. In order to limit the personal liability and exposure to litigation of our partners, lawyers, employees and agents, this opinion is addressed to you on the basis that you or any other party will not bring any claim for damages resulting from or in relation to this opinion against any of such persons personally.

This paragraph shall survive any termination of your engagement of Ganado Advocates.

p. 8

(e)	This opinion and any non-contractual obligations arising out of or in connection with it are governed by Maltese law. Should any dispute relating to this opinion, or as to its interpretation, validity or effect, arise, the Law-Firm and yourselves shall make every reasonable effort to resolve the dispute by conducting negotiations in good faith at the highest level. If the dispute is not resolved to the satisfaction of both parties, such dispute shall be referred to and finally resolved by arbitration under the UNCITRAL Rules of Arbitration in accordance with the provisions of Part V (International Arbitration) of the Arbitration Act, 1996. Any arbitration commenced pursuant to this clause shall take place in Malta and be administered by the Malta Arbitration Centre.

Yours faithfully,

/s/ Dr Louis Cassar Pullicino

Dr Louis Cassar Pullicino

Partner, Ganado Advocates

p. 9